EXHIBIT 10g

BRISTOL-MYERS SQUIBB COMPANY
SEVERANCE BENEFITS PLAN
AND SUMMARY PLAN DESCRIPTION
1.Introduction.
1.1Purpose. The Bristol-Myers Squibb Company (“Bristol Myers Squibb”) has adopted the Bristol-Myers Squibb Company Severance Benefits Plan (as may be amended from time to time, including any Appendices, the “Plan”) for certain employees of the Company (as defined below) for the purpose of providing specified benefits to such employees whose employment is terminated under the circumstances described in the Plan.
1.2ERISA. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, except that, with respect to benefits payable upon an Involuntary Termination (as defined below) pursuant to Appendix B, this Plan is an unfunded arrangement maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated executive officers, which is exempt from Parts 2, 3, and 4 of Title I of ERISA (i.e., a “top hat plan”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. Participants (as defined below) may find a statement of certain rights under ERISA in the attached Schedule 1.
2.Important Terms. The following capitalized terms as used in this Plan have the meanings set forth in this Section 2:
2.1“280G Payments” has the meaning set forth in Section 5.1.
2.2“Accrued Compensation” has the meaning set forth in Section 4.1.
2.3“Administrator” means the CMDC (as defined below), or any person to whom the responsibilities of the Administrator have been delegated by the CMDC with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
2.4“Base Pay” means the Participant’s weekly base rate of pay (or if the Participant’s rate of pay is expressed as an annual amount, the Participant’s annual rate of pay divided by 52) on the Participant’s termination date, prior to salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, recognition awards, allowances (including, but not limited to car values, vacation bonuses, food coupons, financial and/or tax planning), relocation benefits, tuition and other expense reimbursement, tax equalization or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining the amount of severance payments payable under the Plan. In the event of an Involuntary Termination occurring within a Change in

Control Period, the Participant’s Base Pay will be the greater of (a) the Participant’s Base Pay as in effect immediately prior to the Change in Control; or (b) the Participant’s Base Pay as in effect immediately prior to the Participant’s Involuntary Termination. Notwithstanding the foregoing, to determine the amount of Severance Benefits payable to a Participant employed by a Puerto Rico Entity in the event of the Participant’s Involuntary Termination occurring within a Change in Control Period, “Base Pay” means the Participant’s highest rate of salary earned in a 12 month period during the 36 months preceding the Participant’s Involuntary Termination date divided by 52, including salary reductions under IRC/PR Code sections 401(k)/1081.01, and including any overtime pay, any individual sales bonuses or other additional incentive/bonus payments.”
2.5“Board” means the Board of Directors of Bristol Myers Squibb.
2.6“Bristol Myers Squibb” has the meaning set forth in Section 1.1.
2.7“Cash Severance” has the meaning set forth in Section 4.1(a).
2.8“Cause” means the following events:
(a)With respect to a Participant whose termination of employment occurs outside of a Change in Control Period:
(i)The Participant’s failure or refusal to substantially perform the Participant’s duties with the Company;
(ii)The Participant’s (A) severe misconduct or (B) engagement in an activity, including failure to take an action, which is deemed detrimental to the Company’s reputation or business or the Participant’s credibility, leadership, team dynamics and/or the Participant’s ability to perform his or her duties, including, but not limited to, an act involving dishonesty, a violation of a written Company policy (including the Company’s Principles of Integrity and any other governing standards of business conduct and ethics) or written agreement with the Company, a violation of safety rules, disorderly conduct, discrimination and/or discriminatory harassment, retaliation, unauthorized disclosure of Company confidential information, material violation of any law or regulation applicable to the Company or its business, or a plea of nolo contendere to, or a conviction of, a crime; or
(iii)The Participant’s failure to reasonably cooperate in any audit or investigation (including by a governmental authority or the Company) of the business or financial conditions or practices of the Company.
(b)With respect to a Participant whose termination of employment occurs during a Change in Control Period:

(i)The Participant’s willful and continued material failure to substantially perform the Participant’s duties with the Company for a period of at least 30 consecutive calendar days; or
(ii)The Participant’s (A) willful engagement in conduct (including failure to take action) that is demonstrably and materially injurious to the business of the Company, monetarily or otherwise, or (B) conviction of, or a plea of nolo contendere to, a felony or state equivalent.
For purposes of clauses (b)(i) and (b)(ii), no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the act, or failure to act, was in the best interest of the Company.
For purposes of this definition of Cause under subsection (b) above, a Participant will not be deemed to have been terminated for Cause unless and until (1) there has been a determination that grounds for Cause exist, made in good faith by (a) if the Participant has an Enterprise Grade level below 200, the Administrator, or (b) if the Participant has an Enterprise Grade level of 200 or above, the Board (or, if Bristol Myers Squibb has a parent company, the board of directors of the ultimate parent company), and (2) the Administrator shall have delivered to the Participant written notice of such determination specifying the particulars thereof. If such grounds for Cause are curable as determined by (a) if the Participant has an Enterprise Grade level below 200, the Administrator or (b) if the Participant has an Enterprise Grade level of 200 or above, by the Board (or, if Bristol Myers Squibb has a parent company, the board of directors of the ultimate parent company), the Participant will be provided 30 calendar days following receipt of such notice to cure such grounds for Cause. To determine whether termination was for “Cause,” whether it is curable and the date of the termination for purposes of this Plan, the Administrator or the Board (or, if Bristol Myers Squibb has a parent company, the board of directors of the ultimate parent company), as applicable, may rely conclusively on the personnel records of the Company.
2.9“Change in Control” means the occurrence of any of the following events:
(a)Change in Ownership of Bristol Myers Squibb. A change in the ownership of Bristol Myers Squibb that occurs on the date that any one person (including any individual, trust estate, partnership, or corporation), or more than one person acting as a group (“Person”) acquires ownership of the stock of Bristol Myers Squibb that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Bristol Myers Squibb; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of Bristol Myers Squibb will not be considered a Change in Control. Further, if the stockholders of Bristol Myers Squibb immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Bristol Myers Squibb’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of Bristol Myers Squibb or of the ultimate parent entity of Bristol Myers Squibb, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Bristol Myers Squibb, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)Change in Effective Control of Bristol Myers Squibb. A change in the effective control of Bristol Myers Squibb which occurs on the date that a majority of members of the Board is replaced during any 12 month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of Bristol Myers Squibb, the acquisition of additional control of Bristol Myers Squibb by the same Person will not be considered a Change in Control; or
(c)Change in Ownership of a Substantial Portion of Bristol Myers Squibb’s Assets. A change in the ownership of a substantial portion of Bristol Myers Squibb’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Bristol Myers Squibb that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Bristol Myers Squibb immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of Bristol Myers Squibb’s assets: (i) a transfer of assets to an entity that is controlled by Bristol Myers Squibb’s stockholders immediately after the transfer, or (ii) a transfer of assets by Bristol Myers Squibb to: (A) a stockholder of Bristol Myers Squibb (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Bristol Myers Squibb, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Bristol Myers Squibb, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(i) or (c)(ii)(A), (B) or (C). For purposes of this subsection (c), gross fair market value means the value of the assets of Bristol Myers Squibb, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.9, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Bristol Myers Squibb.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further, and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (1) its primary purpose is to change the jurisdiction of Bristol Myers Squibb’s incorporation, or (2) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Bristol Myers Squibb’s securities immediately before such transaction.
2.10“Change in Control Period” means the time period beginning on the date of a Change in Control and ending on the date specified in the Appendix applicable to a Participant.
2.11“CMDC” means the Compensation Management & Development Committee of the Board.
2.12“Code” means the Internal Revenue Code of 1986, as amended.
2.13“Company” means, collectively, Bristol Myers Squibb and the Participating Employers. In addition, to the extent that an individual would otherwise be a Participant except that the individual’s employment was transferred from the Company to a Controlling or Successor Entity on or after the date of a Change in Control, such Controlling or Successor Entity shall be deemed to be included in the term “Company” with respect to such individual. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Plan as described in Section 19, or by operation of law, or otherwise.
2.14“Controlling or Successor Entity” means (a) any individual, entity or group whose acquisition of outstanding Bristol Myers Squibb common stock (whether alone or with other individuals, entities or groups) results in a Change in Control, (b) the affiliates of any such individual, entity or group described in clause (a), and (c) any successor (as described in Section 19 below) to Bristol Myers Squibb.
2.15“Cure Period” has the meaning set forth in Section 2.24.
2.16“Deferred Payments” has the meaning set forth in Section 9.1.
2.17“Director” means a member of the Board who is not an employee of the Company.
2.18“Disability” shall mean, with respect to a Participant, either (a) a determination under the Company’s long-term disability plan or policy then in effect that such Participant is disabled and entitled to benefits under that plan, or (b) if there is no such long-term disability plan or policy, a determination by the Social Security Administration that the Participant is totally and permanently disabled.
2.19“Enterprise Grade” means the enterprise grade of the Participant either (i) as reflected in the Company’s records at the time of termination, or (ii) in the event that an Involuntary Termination occurs during a Change in Control Period, as reflected in the Company’s records immediately prior to the Change in Control but only if such enterprise grade is higher in such records than at the time of termination (if not higher, then clause (i) shall apply).
2.20“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.21“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.22“Excise Tax” has the meaning set forth in Section 5.1.
2.23“Firm” has the meaning set forth in Section 5.1.
2.24“Good Reason” shall mean, in each case without the Participant’s written consent, the occurrence of:
(a)One or more of the following events (through a single action or series of actions) occurring outside of a Change in Control Period:
(i)A permanent reduction by the Company in the Participant’s Base Pay by 15% or more, excluding (A) a reduction due to a market adjustment for roles that have been changed from site-based to remote or field based, or (B) any reduction associated with the employee’s acceptance of a new role or transfer to an new role that has a lower Base Pay, or (C) a reduction due to poor performance;
(ii)A reduction in the Participant’s Enterprise Grade level; or
(iii)A non-temporary relocation of the Participant’s principal work location to a location that increases the Participant’s one-way commute from the Participant’s principal residence to the new principal work location by more than 50 miles; provided, however, that (A) the Company’s denial or termination of a remote, flexible or part-time or work-share arrangement will not qualify as grounds for Good Reason under this clause (iii), (B) changes to the Company in-office requirements or Flexible Ways of Working Policy do not qualify as grounds for Good Reason under this clause (iii), and (C) changes in sales territory do not qualify as grounds for Good Reason under this clause (iii).
(b)One or more of the following events (through a single action or series of actions) occurring during a Change in Control Period:

(i)A material reduction in the Participant’s authority, duties or responsibilities at the Company as in effect immediately prior to the Change in Control Period;
(ii)A reduction by the Company in the Participant’s annual base salary;
(iii)A decrease in the Participant’s target annual bonus;
(iv)A 5% or more decrease in the Participant’s annual cash bonus such that the actual bonus amount paid is equal to 95% or less than the amount that would have been paid under the Company’s annual bonus plan in which the Participant participated immediately prior to the Change in Control Period had bonuses been paid at target levels under that plan;
(v)Unless otherwise agreed to by the Board in a definitive agreement providing for a transaction that would result in a Change in Control (which, for the avoidance of doubt, shall not be considered an amendment to the Plan for purposes of Section 13.2(b)): (A) A material aggregate reduction in the overall benefits and perquisites available to the Participant immediately before the Change in Control Period, which includes a material increase in the aggregate cost to the Participant or his or her dependents for such benefits or perquisites, or (B) a discontinuance of any material benefit or perquisite in which the Participant participated immediately prior to the Change in Control Period unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) on a basis not materially less favorable, both in terms of amounts of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control Period. For this purpose: “benefits” include, without limitation, qualified and nonqualified defined benefit and defined contribution retirement benefits; stock-based and annual incentive compensation programs; outplacement services; medical, dental and vision coverages; disability, accident and life insurance coverages; supplemental coverages that are fully paid by the Participant; severance benefits; and sick pay, vacation pay, paid holidays, paid leave of absence allowances, non-routine paid time off (e.g., Christmas week, Friday summer hours) and the Bristol Myers Squibb Flexible Ways of Working Policy; and all programs available to retirees of the Company; and “perquisites” include, without limitation, educational assistance, executive physical examinations, expatriate income tax preparation services and car allowances;

(vi)A relocation of the Participant’s principal work location to a location that increases the Participant’s one-way commute from the Participant’s principal residence by more than 35 miles; or
(vii)The failure of the Company to obtain a legally binding agreement from any successor to assume and agree to perform this Plan, as contemplated in Section 19.
For the avoidance of doubt, for purposes of these subsections (a) and (b) of this Section 2.24, in no event will the Participant’s receipt of advance notice of termination from the Company by itself constitute Good Reason under the Plan. Further, an event or action will not constitute Good Reason under subsection (a) or (b) above unless the following “Good Reason Claims Procedures” are followed:
(1)The Participant gives the Company written notice of resignation within (x) 10 days after the occurrence of the event or action believed by the Participant to constitute Good Reason (“Good Reason Event”) that occurs outside of a Change in Control Period, or (y) 60 days after the occurrence of the Good Reason Event that occurs during a Change in Control Period;
(2)Such Good Reason Event is not reversed, remedied or cured, as the case may be, by the Company in the 60-day period following receipt of such written notice from the Participant (“Cure Period”), which Cure Period may be waived or reduced to a shorter period, in writing, by the Company in its sole discretion; and
(3)The Participant terminates employment from the Company no later than the 30th calendar day following the end of the Cure Period.
2.25“Good Reason Claims Procedures” has the meaning set forth in Section 2.24.
2.26“Good Reason Event” has the meaning set forth in Section 2.24.
2.27“Involuntary Termination” shall mean (a) the Company terminates the Participant’s employment for a reason other than Cause, or (b) a Participant terminates his or her employment with the Company for Good Reason. The following events shall not constitute an Involuntary Termination:
(a)A termination due the Participant’s death;
(b)A termination due to (i) the Participant’s inability to perform essential job functions due to Disability, or (ii) a termination in connection with a Participant’s cessation of long-term disability benefits;

(c)A termination because the Company has denied or terminated a remote, flexible or part-time or work-share arrangement, unless the denial or termination constitutes Good Reason during a Change in Control Period under Section 2.24(b);
(d)A termination because of a change in work hours or schedule;
(e)Voluntary termination without Good Reason or voluntary retirement without Good Reason;
(f)A termination because the Participant is reporting to a different person;
(g)A termination based on the lack or loss of or failure to maintain qualification for position, which includes, but is not limited to, the Participant’s loss or suspension of his or her driver’s license for field-based personnel; the Participant’s loss of a professional license required to fulfill the Participant’s job responsibilities; the Participant’s failure to timely return to work from an approved leave of absence; job abandonment; debarment; inability to travel to/from (or perform work at) an assigned work location, unless such inability results from the occurrence of Good Reason under Section 2.24; and the Participant’s unavailability for work, including, but not limited to his or her incarceration and expiration of work authorization;
(h)The Participant declines, rejects or refuses to accept a transfer to a position within the Company or to an affiliate or subsidiary of the Company (for which the Participant is qualified, as determined by the Company, by reason of the Participant’s education, training and professional experience), including at a new work location or with a change in sales territory, unless the transfer constitutes Good Reason under Section 2.24; or
(i)Unless otherwise determined by the Administrator in his or her sole discretion, in accordance with administrative guidelines established and applied on a consistent basis by the Administrator, (A) the Participant’s position is outsourced to a third party vendor, (B) the Company sells all or part of its business assets, (C) the Company forms a joint venture or other business entity in which the Company directly or indirectly has some voting or ownership interest, or (D) any other situation as solely determined by the Company, in each case of (A), (B), (C) or (D), that (i) results (or will result) in a similar opportunity for the Participant to continue his or her employment with a third party following termination with the Company, (ii) is not a Change in Control, and (iii) within four weeks after the date the Participant’s employment with the Company terminates, the Participant continues (or is able to continue) employment with the vendor, the acquiror, the joint venture or other business entity, or third party, as applicable (including, in each case, any agent or affiliate thereof), regardless of the terms and conditions of employment, even if compensation or benefits are different, and whether or not the Participant continues working.

2.28“Non-Cash Severance” has the meaning set forth in Section 4.1(b).
2.29“Participant” means an employee (whether full-time or part-time) of the Company (as reflected in the books and records of the Company) who is (a) employed by a U.S. legal entity (for the avoidance of doubt, a U.S. legal entity does not include a Puerto Rico Entity), (b) employed by a Puerto Rico Entity, but only with respect to Severance Benefits payable due to an Involuntary Termination occurring within the Change in Control Period only (unless covered by the Bristol-Myers Squibb Puerto Rico, Inc. Severance Plan on or after a Change in Control and such plan provides greater benefits than this Plan), or (c) a U.S. expatriate at a Company location outside of the U.S. Notwithstanding anything to the contrary, the following individuals shall not be Participants nor shall they be eligible for Severance Benefits under this Plan:
(i)Employees who are not described in (a), (b) or (c) above;
(ii)An employee who received a letter agreement dated prior to the effective date of this Plan, confirming that the Company will be terminating the employee's employment;
(iii)An employee who is a party to or covered by an individual arrangement or a written employment agreement, other severance plan or change-in-control plan or agreement, or local practice outside of the U.S. that provides for compensation and/or benefits upon a severance from employment, except that, subject to Section 4.3, a Participant shall include an employee who (A) is covered by the Bristol-Myers Squibb Puerto Rico, Inc. Severance Plan (or such other severance plan or individual agreement that does not provide enhanced compensation and/or benefits upon a severance from employment after a change in control of Bristol Myers Squibb), but such participation shall be limited to the Severance Benefits offered under this Plan in connection with an Involuntary Termination that occurs during a Change in Control Period and only if this Plan provides greater benefits than the Bristol-Myers Squibb Puerto Rico, Inc. Severance Plan (or such other severance plan or agreement), or (B) is covered by a severance plan or an individual agreement that provides for compensation and/or benefits upon a severance from employment only after a change in control of Bristol Myers Squibb, but such participation in this Plan shall be limited to Severance Benefits in connection with an Involuntary Termination that occurs outside of a Change in Control Period, or (C) was covered by this Plan immediately before a Change in Control and becomes covered by another plan on or after a Change in Control that provides for compensation and/or benefits upon a severance from employment, but only if this Plan provides greater benefits;

(iv)An individual who performs services for the Company as a leased worker (employed and paid by another company) or while classified by the Company as a contingent worker, independent contractor, employee of a functional service provider, a consultant, or other non-employee of the Company, even if subsequently determined by a court or government agency to be or have been a common law employee of the Company;
(v)An individual who is hired with the expectation that employment with the Company will not continue past a certain defined date, and that expectation is set forth in writing (e.g., in the employee’s offer letter), and the employee’s employment with the Company in fact ends on or about that date (or such later date as the Company may determine and communicate to such individual in writing);
(vi)An individual whose employment with the Company is covered by the terms of a collective bargaining agreement; and
(vii)A Director.
2.30“Participating Employer” means Bristol Myers Squibb’s subsidiaries, except as otherwise may be determined prior to a Change in Control by the Senior Vice President of Total Rewards of Bristol Myers Squibb or his or her delegate. A complete list of Participating Employers may be obtained by Participants upon written request to the Administrator.
2.31“Person” has the meaning set forth in Section 2.9.
2.32“Plan” has the meaning set forth in Section 1.
2.33“Prior Plan” means each of the Bristol-Myers Squibb Company Severance Plan (Plan #545), Bristol-Myers Squibb Company Change in Control Separation Benefits Plan (Plan #553) and the Bristol-Myers Squibb Company Senior Executive Severance Plan (Plan #554).
2.34“Puerto Rico Entity” means those entities in which individuals are employed in Puerto Rico (based on the books and records of the Company).
2.35“Release” has the meaning set forth in Section 6.1.
2.36“Release Deadline date” has the meaning set forth in Section 6.1.
2.37“Section 409A” has the meaning set forth in Section 9.1.
2.38“Section 409A Limit” means two times the lesser of: (a) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
2.39“Severance Benefits” means the compensation and other benefits described in Section 4 and the applicable Appendix to be provided to the Participant under the circumstances described in the Plan.
2.40“Severance Period” means the period commencing on the date immediately following the Participant’s Involuntary Termination and running for the number of weeks of Base Pay for which the Participant qualifies under the Plan. For example, if the Participant qualifies for 12 weeks of Base Pay, the Participant’s Severance Period is 12 weeks, regardless of whether Cash Severance is paid in a lump sum.
2.41“Years of Service” means the total years of employment from the Participant’s original hire date or continuous service date (if applicable) to his or her date of termination (with any partial year rounded up to the next whole year), as reflected in the books and records of the Company. Participants who work or previously worked for employers acquired by the Company are entitled to have prior service counted toward their years of service for severance purposes; provided, however, that, unless otherwise provided in Section 2.29(iii), if a separate agreement provides for severance benefits for an individual who works or previously worked for such an acquired employer, no such individual shall be eligible to participate in the Plan until after that separate agreement expires, is terminated, or otherwise ceases to apply, and in no event shall prior service be counted to the extent that it would result in or otherwise cause a duplication of benefits.
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits if he or she experiences an Involuntary Termination and further complies with the conditions set forth in Section 6 below. Notwithstanding the foregoing, Appendix C sets forth the Severance Benefits for employees who were employed by Karuna Therapeutics, Inc. and its affiliates (“Karuna”) at the level of Senior Vice President or below on March 18, 2024 (the “Karuna Closing Date”) whose employment terminates (as described in Appendix C) on or before the 18-month anniversary of the Karuna Closing Date (such date, the “Karuna Severance Expiration Date” and such employees, collectively, “Karuna Acquisition Employees”). The terms and Severance Benefits set forth in Appendix C shall govern the eligibility and benefit determinations under this Plan for such Karuna Acquisition Employees.

4.Severance Benefits.
4.1Generally. In the event of an Involuntary Termination, (1) the Participant shall be entitled to any accrued but unused vacation and any other compensation which has been earned, allocated or awarded to such Participant preceding such Participant’s termination date, in accordance with the terms of the respective underlying arrangement, that is vested (if applicable) but has not yet been paid or delivered (“Accrued Compensation”); and (2) the Participant shall be eligible for the following Severance Benefits provided that the Release becomes effective and irrevocable by the Release Deadline Date and the requirements set forth in Section 6 are satisfied:
(a)Cash Severance. Severance Benefits payable in cash (“Cash Severance”), as determined in Section 1.1 or Section 2.1, as applicable, of the applicable Appendix. Cash Severance under this Plan will be paid in a lump sum no later than the date that is 30 calendar days following the Release Deadline Date, provided that in no case shall the payment occur after March 15th of the year following the year in which the Participant’s Involuntary Termination occurs (such payment date, the “Severance Start Date”).
(b)Non-Cash Severance. Severance Benefits not payable in cash (“Non-Cash Severance”) as follows:
(i)For any Enterprise Grade and regardless of whether the Involuntary Termination occurs outside or during a Change in Control Period:
(A)Subsidized COBRA. Unless otherwise determined by the Company, and subject to Section 9, if the Participant and his or her dependents were enrolled in the Company’s group health plan (medical, dental and/or vision) on the Participant’s Involuntary Termination date and the Participant (and/or his or her dependents) elect COBRA coverage within the 60-day election period required under COBRA, the Company will subsidize the COBRA premiums for the Participant and his or her dependents (such that the Participant would owe the same amount as a similarly situated active employee for the same coverage, rather than the standard COBRA rate), from the first day of the month following the Participant’s Involuntary Termination date through the earliest of (a) the last day of the month in which the Participant’s Severance Period ends, (b) the last day of the month in which the Participant begins new employment (including self-employment), and (c) the date that the Participant’s health continuation coverage under COBRA ceases by reason of the Participant failing to pay the required premiums.

If at any time the Administrator determines, in its sole discretion, that subsidizing the Participant’s COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any similar statute or regulation (including the 2010 Patient Protection and Affordable Care Act), then in lieu of providing the COBRA subsidy, the Company will instead pay the Participant monthly a fully taxable cash payment equal to the COBRA subsidy that would have been provided for that month, subject to applicable tax withholdings and deductions.
The process for enrolling in and maintaining COBRA coverage, and the relevant terms and conditions of such coverage, are governed by the Company’s applicable group health care plan as may be in effect from time to time.
(B)Company-Provided Life Insurance. Unless otherwise determined by the Company, and subject to Section 9, the Company will provide life insurance coverage equal to one-times the Participant’s Base Pay on his or her Involuntary Termination date commencing on the first day of the month following the Participant’s Involuntary Termination date and ending on the earlier of (i) the last day of the month in which the Severance Period ends, and (ii) the last day of the month in which the Participant begins new employment. In the event of the Participant’s death prior to returning the Release by the Release Deadline Date, subject to Section 4.4 below, the Participant will be deemed covered under this subsection (B) as if he or she had timely returned such Release. The terms and conditions of such coverage are governed by the Company’s basic life insurance plan, as may be in effect from time to time.
(C)Employee Assistance Program (EAP). For the period during which the Participant is eligible for benefits under the Company’s group health plan (e.g., through COBRA), the Participant will be eligible to participate in the Company’s EAP. The terms and conditions of such coverage are governed by the Company’s EAP, as may be in effect from time to time.
(ii)Such other Non-Cash Severance to the extent specified in the applicable Appendix on the terms and conditions described in each such Appendix.

4.2Outplacement. Unless otherwise determined by the Company, and subject to Section 9, the Participant will be eligible for outplacement services (including reimbursement for such services) in accordance with the Company’s outplacement programs and vendors that are in effect for employees at the Participant’s Enterprise Grade level. The Company does not pay cash in lieu of this benefit and the outplacement provider is determined exclusively by the Company. Outplacement Services will be provided (i) commencing upon the Participant receiving a notice from the Company that the Company intends to terminate the Participant’s employment in an Involuntary Termination, and (ii) ending in no event later than the last day of the second calendar year following the calendar year in which the Participant’s Involuntary Termination date occurred. If a Participant receives outplacement services while employed with the Company, such services shall cease in the event that (i) the Company revokes notices of its intent to terminate the Participant’s employment in an Involuntary Termination, or (ii) the Participant’s employment with the Company ends prior to the Participant’s scheduled end date (as determined by the Company in its sole discretion).
4.3Non-Duplication of Payment or Benefits. A Participant cannot receive both Severance Benefits described in each of Section 1 (Involuntary Termination Occurring Outside of Change in Control Period) and Section 2 (Involuntary Termination Occurring During Change in Control Period) of the applicable Appendix. Further, any Severance Benefits under this Plan shall be reduced by any benefits payable under an individual arrangement, written employment agreement, other severance plan or change in control plan or agreement described in Section 2.29(iii)(A), (B) or (C).
4.4Death of Participant. In the event of a Participant’s death on or after his or her Involuntary Termination date, any unpaid Cash Severance that was otherwise due to the Participant will be paid to the Participant’s designated beneficiary or, if none, to the Participant’s estate. Non-Cash Severance will cease, including any subsidized COBRA for the Participant’s dependents. If an effective and irrevocable Release was not provided by the Participant prior to his or her death, the Administrator may require the beneficiaries, dependents and/or estate to provide a release of claims agreement in the form reasonably satisfactory to the Company (or any Controlling or Successor Entity, as applicable). In the event that a Participant dies before his or her Involuntary Termination date, the deceased employee is not eligible for Severance Benefits under this Plan.
5.Limitation on Payments; Offsets.
5.1Code Section 280G. In the event that the Severance Benefits provided for in this Plan or other severance or benefits otherwise payable to a Participant (1) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (2) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (I) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (II) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (III) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (IV) a pro rata cancellation of the accelerated vesting of equity-based awards included in the calculation of any parachute payment, to the extent the vesting of such awards was accelerated by reason of the applicable Change in Control to the extent consistent with the applicable equity award agreement and plan document. In the event that acceleration of vesting of equity-based awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity-based awards.
Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.
5.2Offsets. The Severance Benefits under this Plan may be offset and reduced by up to the full amount and/or value, as determined by the Administrator in its sole discretion, of any severance benefits, compensation and benefits provided by the Company during any non-working notice period, pay in lieu of notice, mandated termination indemnities, tax equalization or similar benefits that the Participant may separately be entitled to receive from the Company based on any employment agreement or other contractual obligation or statutory scheme. With respect to Severance Benefits based on an Involuntary Termination outside of a Change in Control Period, if a Participant’s employment with the Company is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988, the Millville Dallas Airmotive Plant Job Loss Notification Act, or other similar state or local law (collectively, “WARN”) applies, then, in a manner consistent with Section 409A, the amount of Cash Severance under this Plan to which the Participant is entitled may be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Non-Cash Severance may be offset by any period of coverage provided to Participant due to the application of WARN. If the Participant owes the Company money for any reason including, but not limited to, overpayment of employee benefits self-insured by the Company, the Administrator shall have the right, at its sole discretion, to offset the amount of the debt from the Participant’s Severance Benefits to the fullest extent permitted by law.
6.Conditions to Receipt and Retention of Severance Benefits.
6.1Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company, which may include a non-competition provision and other restrictive covenants (or, if the Severance Benefits are being provided in respect of an Involuntary Termination occurring during a Change in Control Period, in the form customarily used by the Company immediately prior to the Change in Control with such changes to the extent necessary to extend the release to the Controlling or Successor Entity and its respective affiliates or otherwise to ensure compliance with legal requirements) (the “Release”). The Release must be signed within the timeframe specified therein, but in all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable. In the event that the Company determines that the release of claims under the Release Agreement is invalid in whole or part, the Company may deem the Release Agreement null and void, in which case the Participant will have no right to any further Severance Benefits, and any Severance Benefits previously provided will be subject to recoupment pursuant to Section 6.2.
6.2Clawback. All Severance Benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts in accordance with the listing standards of any national securities exchange or association on which the Company’s securities are listed or as it deems is otherwise appropriate or required by applicable law. Further, all Severance Benefits provided under the Plan will be subject to recoupment (or forfeiture, to the extent not yet paid) in the event that a Participant violates any provisions of the Release, in the event the Company deems the Release Agreement null and void pursuant to Section 6.1, or in the event that the Company determines that grounds for Cause existed at the time of a Participant's termination of employment. In the event that the

Participant is required to repay any Severance Benefits to the Company pursuant to this Section 6.2, such repayment shall be in the gross amount (including any taxes withheld on the Severance Benefits).
7.Mitigation; Rehire After Involuntary Termination.
7.1Mitigation. A Participant shall not be required to mitigate the amount of Severance Benefits provided for in this Plan by seeking other employment and, except as provided in Section 7.2, no Cash Severance shall be offset or reduced by the amount of any compensation or benefits provided to a Participant in any subsequent employment.
7.2Repayment of Cash Severance Paid Following Rehire. If the Participant is rehired by the Company during the Severance Period, the Participant must repay to the Company, or to the extent permitted by applicable law, the Company may deduct from such Participant’s compensation, any amount of Cash Severance that has been paid and is attributable to the remainder of the Severance Period, and such amount shall be repaid and/or deducted over a reasonable period of time in the discretion of the Administrator. If the Participant is a terminated employee and subsequently reinstated to “employee” status back to the date that the Participant was terminated (including reinstatement as the result of an appeal of a claim for disability benefits), the Participant must repay all Cash Severance to the Company.
7.3Calculation of Years of Service Following Rehire. If the Participant is rehired and becomes eligible for Severance Benefits again, the length of the Participant’s Years of Service for purposes of the new severance calculation will be determined by the Company based on:
(a)the Participant’s continuous service date if the Participant was rehired before the expiration of the Severance Period and repaid any and all Cash Severance that was attributable to a period after the rehire date;
(b)the Participant’s most recent date of hire if the Participant was rehired after the expiration of the Severance Period; or
(c)the date that is the last day of the Severance Period if the Participant did not repay all Cash Severance to the Company which is attributable to a period after the rehire date.
8.Exclusive Benefit; Equity-Based Compensation. The benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her Involuntary Termination. Notwithstanding the foregoing, any provision in a Participant’s existing offer letter, employment agreement, equity-based award agreement or other arrangement relating to the terms of the Participant’s equity-based awards (including accelerated vesting on a Change in Control and/or upon a failure by an acquirer to assume the equity-based awards) will not be superseded by the Plan or the applicable Appendix, and will continue in full force and effect pursuant to its existing terms; provided, however, that a “Qualifying Termination” under the equity-based awards shall be deemed to include any

Involuntary Termination occurring within the Change in Control Period that triggers Severance Benefits under this Plan. Notwithstanding the foregoing, benefits in this Plan shall not duplicate any benefits provided under another agreement or plan.
9.Section 409A.
9.1Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”), will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
9.2In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment. If the time between a Participant’s Involuntary Termination and the deadline for payment of the Cash Severance under Section 4.1(a) spans two calendar years, such payment shall be made in the second calendar year.
9.3Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
9.4Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.5Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.

9.6Any amount paid under this Plan that qualifies, pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, as a payment made as a result of an involuntary separation from service that (i) does not exceed the Section 409A Limit, and (ii) must be paid no later than the last day of the second year following the year in which the Participant’s separation from service occurs, will not constitute Deferred Payments for purposes of this Section 9.
9.7The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event shall any liability for any tax (including any additional taxes under Section 409A) be transferred from the Participant to the Company or any other person.
10.Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11.Administration. The Administrator is the “administrator” of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and, to the extent applicable, will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.3, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing all or any portion of its authority or responsibility with respect to the Plan.
12.Recusal. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.3 and 11 hereof, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13.Amendment or Termination. The Company, by action of the CMDC or its delegate, reserves the right to amend or terminate the Plan (including any Appendix), in whole or in part, or the benefits provided hereunder at any time, subject to the provisions of this Section 13:

13.1Any amendment or termination of the Plan will be in writing and taken by the Company in a non-fiduciary capacity.
13.2Subject to Section 13.3:
(a)With respect to Severance Benefits based on an Involuntary Termination outside of a Change in Control Period, any action to amend the Plan with respect to such Severance Benefits shall be made at the Company’s sole discretion. Neither prior notice to Participants nor consent from Participants is required to adopt or otherwise implement any such amendment; and
(b)With respect to Severance Benefits based on an Involuntary Termination during a Change in Control Period, any amendment to the Plan with respect to such Severance Benefits that (i) causes an individual or group of individuals to cease to be a Participant, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to the Participant (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (i) or clause (ii) being an “adverse amendment or termination”) will be effective only if it is approved by the Company and communicated to the affected individual(s) in writing prior to a Change in Control and at least 3 months before the effective date of the adverse amendment. In addition, and notwithstanding the preceding, on the date that the Change in Control Period begins, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (1) prevents that Participant from becoming eligible for Severance Benefits, or (2) reduces or alters to the detriment of that Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions).
13.3Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter, to the detriment of the Participant, the Severance Benefits.
14.Claims and Appeals.
14.1Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits (or his or her authorized representative) may submit a claim in writing to the Administrator within 90 calendar days of the earlier of (a) the date the claimant received in writing the amount of his or her Severance Benefits in connection with his or her Involuntary Termination or (b) the date the claimant was told that he or she will not be entitled to any Severance Benefits in connection with his or her Involuntary Termination (but in no event later than any applicable statute of limitations period that would preclude bringing a claim in court). If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents, records and other information relevant to the claim, upon request and at no charge, and to submit comments, documents, records and other information in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given a written notice of extension within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
14.3Time Limit for Filing a Lawsuit. No person may bring an action for any alleged wrongful denial of Severance Benefits in a court of law unless the claims procedures set forth in Section 14.1 and appeals procedures set forth in Section 14.2 are both exhausted and a final determination is made by the Administrator. Any lawsuit or other action related to the Plan (such as an action to recover additional benefits or to enforce or clarify rights under the Plan or applicable law) must be filed in a court, consistent with Section 20, by the earlier of (a) 180 days after the Administrator makes its final decision on appeal or (b) two years after the following date:
(i)If a Participant or other person seeks to recover benefits from the Plan or to clarify such person’s right to benefits under the Plan, the two-year period starts on the earliest of (A) the date when the first benefit payment was actually made, (B) the date the first benefit payment was allegedly due, or (C) the date when the Company, the Administrator, or the Plan first repudiated its alleged obligation to provide the benefit. For purposes of this rule, “repudiation” means a communication (which could be oral or in writing) indicating that the person is not entitled to the particular benefit. A repudiation can be made in the form of a direct communication to a person (such as a response to a claim or other inquiry, or an agreement or offer letter) or a more general communication about the benefits payable under the Plan.
(ii)In any other case, the two-year period starts on the earliest date as of which a Participant or other person knew or should have known of the material facts on which such person’s lawsuit or other action is based (without regard to whether such person understood the legal theory on which such person claim is based). If this provision applies, a Participant may not file a lawsuit or other action more than six years after (A) the last action on which the action is based, or (B) in the case of an omission, the latest date when the omission could have been cured – even if this six-year period ends before a person knew or should have known the facts on which the action is based.
If the two-year period ends while a person’s claim or appeal is still pending with the Administrator, the time limit will be extended until 60 days after the Administrator makes its final decision on appeal.
This time limit applies regardless of whether the lawsuit or action is brought against the Plan, the Administrator, the Company, or any other person or entity. The time limit in this section shall apply only to the extent it is earlier than an otherwise applicable limitations period for bringing a claim. However, to the extent required by law, the Plan’s time limit will not override the statutory time limits for actions that are governed by Section 413 of ERISA (generally, actions alleging a breach of fiduciary duty).
15.Attorneys’ Fees. The parties to any dispute involving the Plan shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company or any of its subsidiaries or affiliates, as applicable.
17.Inalienability. In no event may any current or former employee of the Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Plan in no way alters a Participant’s at will employment arrangement with the Company and the Company expressly reserves the right to discharge any of its employees, including the Participant, at any time, with or without cause (including those events constituting Cause as defined in this Plan). However, as described in this Plan, a Participant may be entitled to Severance Benefits hereunder depending upon the circumstances of his or her termination of employment.
19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.
20.Applicable Law. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Delaware. Any lawsuit or other action related to this Plan shall be brought exclusively in the United States District Court for the District of New Jersey which is the jurisdiction in which the Plan in principally administered.
21.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning or interpretation of any of the provisions hereof.
23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the CMDC and the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24.Additional Information.

Plan Name:	Bristol-Myers Squibb Company Severance Benefits Plan
Employer & Plan Sponsor:	Bristol-Myers Squibb Company 3551 Lawrenceville Road Lawrenceville, NJ 08540
Identification Numbers:	EIN: 22-0790350 PLAN #: 556
Plan Year:	Company’s fiscal year
Plan Administrator:
Bristol-Myers Squibb Company
Attention: Administrator of the Bristol-Myers Squibb Company Severance Benefits Plan
c/o Senior Vice President, Total Rewards
3551 Lawrenceville Road
Lawrenceville, NJ 08540
Telephone: (800) 332-2056
severanceplanadmin@bms.com

Agent for Service of Legal Process:
Bristol-Myers Squibb Company
Attention: Senior Vice President, Total Rewards
3551 Lawrenceville Road
Lawrenceville, NJ 08540
Telephone: (800) 332-2056

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan – Employee Welfare Benefit Plan except, with respect to benefits payable upon an Involuntary Termination pursuant to Appendix B, a Top Hat Plan
Plan Costs	The cost of the Plan is paid by the Company

Appendix B
Enterprise Grade Levels 200 and Above

1.Involuntary Termination Occurring Outside of Change in Control Period
1.1    Cash Severance. Cash Severance will be provided to the Participant based on his or her Enterprise Grade as follows:

Enterprise Grade	Cash Severance
200 and 210	3 weeks of Base Pay per Year of Service*, subject to a minimum of 52 weeks of Base Pay and a maximum of 56 weeks of Base Pay
220 and Above	104 weeks of Base Pay
*Partial years are rounded up to the next whole year
1.2Non-Cash Severance. The Non-Cash Severance listed in Section 4.1(b)(i) of the Plan.
1.3Outplacement. The Participant will be eligible to receive outplacement services as described in Section 4.2 of the Plan.
2.    Involuntary Termination Occurring During Change in Control Period. For Participants to whom this Appendix B applies, the Change in Control Period commences on the date of a Change in Control and ends on the date that is 24 months following a Change in Control.
2.1    Cash Severance.
(a)    Cash Severance will be provided to the Participant based on his or her Enterprise Grade as follows:

Enterprise Grade	Cash Severance
200 and 210
Sum of (1) the greater of (a) 52 weeks of Base Pay or (b) the Cash Severance amount described in Section 1.1 of this Appendix B, plus (2) the “Target Annual Bonus” described in Section 2.1(b) of this Appendix B

220 and Above	Sum of (1) 104 weeks of Base Pay, plus (2) 2 times the “Target Annual Bonus” described in Section 2.1(b) of this Appendix B

(b)     As used in this Appendix B, “Target Annual Bonus” means the amount that would have been payable to the Participant under the Company’s annual bonus plan in which the Participant participated immediately prior to the Change in Control (or, if it would yield a greater amount, on his or her Involuntary Termination date) had the Participant continued in employment until the end of the fiscal year of the Company or Controlling or Successor Entity, as appropriate, and had bonuses been payable at target levels for such year.
B-1

(c)    In the case of any annual cash incentive award contingent upon performance (i.e., a contingency other than continued service) for any performance measurement period that is in effect on the Participant’s Involuntary Termination date, the Participant will receive the greater of (i) the pro-rata portion of each such award, calculated as to each such award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the level of the actual results achieved, if available, or, if not available, then at the target level (for this purpose, the pro-rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the Involuntary Termination date, and any service, vesting or other non-performance requirement relating to such an award, including a service period that would have extended beyond the performance period, will be deemed met), and (ii) the amount of such award determined under the terms of another written plan, agreement or arrangement with the Company that address payments of such award in the event of the Participant’s separation from service following a change in control of Bristol Myers Squibb; provided that any amount payable under this Section 2.1(c) shall be reduced by any amount of such award paid under another written plan, agreement or arrangement with the Company.
2.2    Non-Cash Severance.
(a)    The Non-Cash Severance described in Section 4.1(b)(i) of this Plan; and
(b)    Immediate full vesting of all matching contributions under the Bristol-Myers Squibb Company Saving and Investment Program, the Bristol-Myers Squibb Company Benefit Equalization Plan-Savings and Investment Program, the Bristol-Myers Squibb Puerto Rico Inc. Savings and Investment Program and the Bristol-Myers Squibb Puerto Rico Inc. Benefit Equalization Plan-Savings and Investment Program, as applicable, in accordance with the applicable plan document.
2.3    Outplacement. The Participant will be eligible to receive outplacement services as described in Section 4.2 of the Plan.

B-2

Schedule 1

Statement of ERISA Rights
The following disclosure constitutes the Statement of ERISA Rights contemplated by 29 CFR § 2520.102-3(t):
As a Participant under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that you shall be entitled to:
Receive Information About Your Plan and Benefits
You may examine (without charge), at the Administrator’s office and other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
You may obtain, upon written request to the Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series), and updated Summary Plan Description. A reasonable charge may be made for such copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 14 of this Plan.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
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The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
Assistance with Your Questions
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

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